SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2006
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12154 (Commission File Number)	73-1309529 (IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On June 29, 2006, the Board of Directors of Waste Management, Inc. (the “Company”) elected Patrick W. Gross as a member of the Board. Mr. Gross will serve as a member of the Board’s Audit and Nominating and Governance Committees. Mr. Gross is Chairman of The Lovell Group, a private business and technology advisory and investment firm, which he joined in October 2002. Mr. Gross is a founder of, and served in a variety of positions from 1970 to 2002 at, American Management Systems, Inc., an information technology consulting, software development, and systems integration firm. He is a director of Capital One Financial Corporation, Career Education Corporation, Mobius Management Systems, Inc. and Liquidity Services, Inc.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     Also on June 29, 2006, the Board of Directors adopted amendments to the Company’s Bylaws, effective as of that date, to update, clarify and correct provisions to ensure consistency with Delaware law and current practice. The substantive amendments include (i) setting the number of directors at no fewer than six and no more than ten; (ii) clarifying that the Management Succession and Compensation Committee (f/k/a the Compensation Committee) is responsible for setting the compensation of the Company’s executive officers; (iii) clarifying that the power of the Chief Executive Officer and the President to remove certain officers without approval of the Board of Directors is limited; and (iv) revising the indemnification provisions to provide that indemnification by the Company is only mandatory with respect to officers and directors. A copy of the amended and restated Bylaws is attached hereto as Exhibit 3.2.
Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
3.2	Amended and Restated Bylaws

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: July 6, 2006	By:	/s/ Rick L Wittenbraker
Rick L Wittenbraker
Senior Vice President

Exhibit List

Exhibit No.	Description
3.2	Amended and Restated Bylaws